Exhibit 10.12

November 30, 2023

Gina M. Steffens Lubno

Re: Employment Letter Agreement

Dear Gina:

We are delighted to memorialize your appointment as Executive Vice President, General Counsel and Secretary of NNN REIT, Inc., a Maryland corporation (the “Company”), effective as of November 30, 2023 (the “Effective Date”), on the terms and conditions set forth in this letter agreement (this “Letter”). Accordingly, the parties hereto agree as follows:

1.
Duties. You shall be employed by the Company as Executive Vice President, General Counsel and Secretary of the Company, and, as such, you shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer of the Company (the “CEO”), which duties shall not be materially inconsistent with the duties performed by executives holding similar offices with real estate investment trusts. You shall devote substantially all of your business time and effort to the performance of your duties hereunder, except that you may devote reasonable time and attention to civic, charitable, business or social activities so long as such activities do not interfere with your employment duties. You shall comply with the policies, standards, and regulations established from time to time by the Company.
2.
Compensation.
2.1
Salary. The Company shall pay you a base salary at the rate of $425,000.00 per annum (beginning on the Effective Date), in accordance with the customary payroll practices of the Company applicable to senior executives, but not less frequently than monthly. The Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) shall review your base salary annually and may increase such amount as it may deem advisable (such salary, as the same may be increased, the “Annual Salary”). The Annual Salary shall be prorated for any partial year of employment.
2.2
Bonus and Incentive Compensation. You will be entitled to participate in the Company’s Annual Bonus Program as follows:
(a)
Annual Bonus Compensation. You shall be eligible to receive a bonus for each year that you are employed with the Company (“Annual Bonus”) as the Compensation Committee shall determine. Your Annual Bonus shall be determined in accordance with the Company’s executive compensation policies as in effect from time to time during your employment with the Company and shall be based, in part, on you achieving your individual performance goals for the year and, in part, on the

Company’s achieving its performance goals for the year. For calendar year 2023 You shall not be entitled to any Annual Bonus Compensation.
(b)
Equity Incentive Awards. You shall be eligible to participate each year during your employment with the Company in the Company’s equity incentive plans pursuant to the Company’s 2017 Performance Incentive Plan, as may be amended, (or any successor thereto) or such other plans or programs as may be in effect from time to time, in each case as the Compensation Committee shall determine. For calendar year 2023 you shall not be entitled to any equity incentive awards but nothing herein shall limits your right to receive the Sign-On Compensation in Section 2.6 below in accordance with the terms and conditions of that Section.
2.3
Benefits - In General. Except with respect to benefits of a type otherwise provided for under Section 2.4, during your employment with the Company, you shall be permitted to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the Company generally, on the same terms as such other executives, in each case to the extent that you are eligible under the terms of such plans or programs.
2.4
Specific Benefits. Without limiting the generality of Section 2.3, during your employment with the Company, the Company shall make available to you the fringe benefits set forth on Attachment “A” to this Letter. You shall be entitled to twenty-five (25) days of paid time off per year (prorated for any partial year of employment).
2.5
Expenses. The Company shall pay or reimburse you for all ordinary and reasonable out-of-pocket expenses incurred by you during your employment with the Company in the performance of your services under this Letter; provided that such expenses are incurred and accounted for by you in accordance with the policies and procedures established from time to time by the Company. To the extent that any reimbursements owed to you under this Letter are taxable to you, (i) any such reimbursement payment shall be paid to you on or before the last day of your taxable year following the taxable year in which the related expense was incurred, (ii) such reimbursements are not subject to liquidation or exchange for another benefit, and (iii) the amount of such payments that you receive in one taxable year shall not affect the amount of any other reimbursements or benefits that you are eligible to receive in any other taxable year.
2.6
Additional Sign-On Compensation. Upon commencing employment on the Effective Date the Company will award 10,000 shares of the Company’s common stock to you with a three year cliff vesting of such shares, which stock award will be in the form attached hereto as Attachment “B”. Within thirty (30) days of the Effective Date the Company shall pay to you $60,000 plus a 25% tax gross up on said sum to cover any and all costs of relocating to and traveling to and from the Company’s office in Orlando, Florida.
3.
Severance; Restrictive Covenants. As the Company’s Executive Vice President, General Counsel and Secretary, you shall be a participant in the Company’s Executive Severance and Change of Control Plan (the “Plan”) and shall be subject to the Restrictive Covenants (as defined in the Plan) contained therein.

4.
Severability. As the provisions of this Letter are independent of and severable from each other, the Company and you agree that if, in any action before any court or agency legally empowered to enforce this Letter, any term, restriction, covenant, or promise hereof is found to be unreasonable or otherwise unenforceable, then such decision shall not affect the validity of the other provisions of this Letter, and such invalid term, restriction, covenant, or promise shall also be deemed modified to the extent necessary to make it enforceable.
5.
Notice. For purposes of this Letter, notices, demands and all other communications provided for in this Letter shall be in writing and shall be deemed to have been duly given when received if delivered in person, the next business day if delivered by overnight commercial courier (e.g., Federal Express), or the third (3rd) business day if mailed by United States certified mail, return receipt requested, postage prepaid, to the following addresses:
(a)
If to the Company, to:

NNN REIT, Inc.
450 South Orange Avenue, Suite 900
Orlando, Florida 32801
Attn: Chairperson of the Compensation Committee
of the Board of Directors

(b)
If to you, to:

Gina Steffens Lubno

at the address set forth on the first page hereof

Either party may change its address for notices in accordance with this Section 5 by providing written notice of such change to the other party.

6.
Governing Law. This Letter shall be governed by and construed in accordance with the laws of the State of Florida.
7.
Benefits; Binding Effect; Assignment. This Letter shall be binding upon and inure to the benefit of the parties and their respective heirs, personal representatives, legal representatives, successors and permitted assigns. You shall not assign this Letter. However, the Company is expressly authorized to assign this Letter to a Company Affiliate (as defined in the Plan) upon written notice to you, provided that (i) the assignee assumes all of the obligations of the Company under this Letter, (ii) your role when viewed from the perspective of Company Affiliates in the aggregate is comparable to such role immediately before the assignment, and (iii) the Company, for so long as an affiliate of the assignee, remains primarily liable for the financial obligations hereunder.
8.
Entire Letter. This Letter, including its incorporated Attachment “A,” and together with the Plan, constitutes the entire agreement between the parties, and all prior understandings, agreements or undertakings between the parties concerning your employment or the other subject matters of this Letter are superseded in their entirety by this Letter.

9.
Waivers and Amendments. This Letter may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.
10.
Counterparts. This Letter may be executed in counterparts, each of which will be deemed an original, but which together shall be one and the same instrument.
11.
Advice. You confirm and represent to the Company that you have had the opportunity to obtain the advice of legal counsel, financial and tax advisers, and such other professionals as you deem necessary for entering into this Letter, and you have not relied upon the advice of the Company or the Company’s officers, directors, or employees.
12.
Interpretation. As both parties having had the opportunity to consult with legal counsel, no provision of this Letter shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or being deemed to have, drafted, devised, or imposed such provision.
13.
Effective Date. This Letter shall only become effective on the Effective Date.

Sincerely,

NNN REIT, INC.

By: /s/ Steven D. Cosler
Name: Steven D. Cosler

Title: Chairperson – Board of Directors

AGREED AND ACKNOWLEDGED:

/s/ Gina M. Steffens Lubno_____

Gina M. Steffens Lubno

ATTACHMENT “A”

Additional Fringe Benefits

•
$500/month car allowance
•
Long-term disability coverage consistent with long-term disability coverage provided under the Company’s group plan for all associates
•
Life insurance benefits with a face amount equal to Annual Salary (provided that, if at any time the Company cannot obtain such insurance at rates which are reasonable for the provision by the Company of such a benefit, the Company may then self-insure such benefits)

A-1

ATTACHMENT “B”

Restricted Stock Award Agreement

NNN REIT, Inc.

Restricted Stock Award Agreement - Service - Special Grant

(10,000 Shares)

This Restricted Stock Award Agreement (this “Agreement”) is entered into between NNN REIT, Inc., a Maryland corporation (the “Company”), and Gina M. Steffens Lubno, (the “Participant”) pursuant to the Stock Award granted to the Participant effective as of November 30, 2023 (the “Date of Grant”), pursuant to the terms of and under the National Retail Properties, Inc. 2017 Performance Incentive Plan, as amended by Amendment No. 1 to the National Retail Properties, Inc. 2017 Performance Incentive Plan (collectively, the “Performance Plan”). In consideration of the mutual promises and covenants made herein and the terms and conditions of the Performance Plan, which is wholly incorporated herein by reference, the parties hereby agree as follows:

1.
Definitions. All terms defined in the Participant’s Employment Letter, as defined herein, shall have the same meaning herein whether or not specifically defined herein or in the Performance Plan. All terms defined within the Performance Plan shall have the same meaning herein whether specifically defined herein or not. Additionally, the following definitions shall apply to this Agreement:

a.
Cause shall have the meaning ascribed to that term in the Severance Plan.
b.
Change of Control shall have the meaning ascribed to that term in Section 2.E. of the Performance Plan and such definition shall not be changed by the subsequent replacement of or superseding of said Performance Plan after the date of this Agreement.
c.
Code shall mean the Internal Revenue Code of 1986, as amended, and any successor statute.
d.
Disability shall have the meaning ascribed to that term in the Severance Plan.
e.
Employment Letter shall mean that certain Employment Letter Agreement dated November 30, 2023, between the Participant and the Company which is in effect on the date of this Agreement.
f.
Good Reason shall have the meaning ascribed to that term in the Severance Plan.
g.
Restricted Stock shall mean the Stock Award that is the subject of this Agreement.
h.
Severance Plan shall mean that certain Executive Severance and Change of Control Plan adopted by the Company, effective as of January 19, 2022, which is in effect on the date of this Agreement.
i.
Unvested Restricted Stock shall mean shares of Restricted Stock that are subject to forfeiture under the terms of this Agreement.

j.
Vesting Date shall mean the date on which all or a portion of the Restricted Stock is no longer subject to forfeiture under the terms of this Agreement.
k.
Vested Restricted Stock shall mean shares of Restricted Stock that are not subject to forfeiture under the terms of this Agreement.

To the extent there is a conflict between the definition given to a defined term in this Agreement, the Performance Plan, the Employment Letter, and the Severance Plan, the definition in the Employment Letter shall control, or if no definition is contained in the Employment Letter, the definition in the Severance Plan shall control, or if no definition is contained in the Severance Plan, the definition in the Performance Plan shall control.

2.
Award. As of the Date of Grant, the Company hereby awards and grants to the Participant a Restricted Stock Award of 10,000 shares of Common Stock of the Company (collectively, the “Restricted Stock”).
3.
Vesting
a.
Subject to all of the terms and conditions of all subsections of this Section 3, the Restricted Stock shall become Vested Restricted Stock as follows: 10,000 shares shall become Vested Restricted Stock based on Participant’s Continuous Service through November 30, 2026.
b.
In the event that the Participant’s employment is terminated as a result of death or Disability, the Participant shall vest in the Restricted Stock with such vesting occurring as of the day before the termination of employment and no portion of the Restricted Stock shall be Unvested Restricted Stock.
c.
In the event the Participant’s employment terminates as a result of her retirement as approved by the Board of Directors of the Company, the Participant shall vest in the Restricted Stock with such vesting occurring as of the day before the termination of employment and no portion of the Restricted Stock shall be Unvested Restricted Stock.
d.
In the event the Participant’s employment is terminated by the Company without Cause or if the Participant terminates his/her employment with Good Reason, the Participant shall vest in the Restricted Stock with such vesting occurring as of the day before the termination of employment and no portion of the Restricted Stock shall be Unvested Restricted Stock.
e.
In the event there is a Change in Control, as defined in the Performance Plan, then the Participant shall vest in the Restricted Stock as of the effective date of any such Change in Control.
f.
In the event the Participant’s employment is terminated for Cause or if the Participant terminates his/her employment without Good Reason, all Unvested Restricted Stock shall immediately and without notice be forfeited and the Participant shall have no rights with respect to such Unvested Restricted Stock.

g.
Except as is provided in Section 9 of the Performance Plan, any adjustment to an award of Restricted Stock pursuant to Section 9 of the Performance Plan shall not change the ratio of Unvested Restricted Stock to Vested Restricted Stock.

4.
Shareholder Rights and Restrictions on Transfer. Subject to Section 7, the Participant shall have all rights of a stockholder with respect to each share of Unvested Restricted Stock, including the right to receive dividends and vote the shares; provided, however, that (i) the Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Unvested Restricted Stock, (ii) the Company shall retain custody of the certificates evidencing shares of Unvested Restricted Stock, and (iii) the Participant will deliver to the Company a stock power, endorsed in blank, with respect to shares of Unvested Restricted Stock. The limitations set forth in the preceding sentence shall not apply to shares of Unvested Restricted Stock once such shares become Vested Restricted Stock. If any transfer or other disposition of shares of Unvested Restricted Stock is made or attempted, such transfer shall be null and void and of no force and effect, and in addition to any other legal or equitable remedies which it may have, the Company may enforce its rights by action for specific performance (to the extent permitted by law) and the Company shall refuse to recognize any transferee as one of its shareholders for any purpose, including without limitation for purposes of dividend and voting rights. This Agreement shall be binding upon the Participant and his heirs, representatives, successors and assigns.
5.
Stock Legends. In addition to such other legends that the Company determines are necessary and appropriate pursuant to the Performance Plan, each certificate of Common Stock issued pursuant to this Agreement shall bear on its face the following legend:

The shares represented by this certificate are subject to restrictions on transfer, a copy of the terms of which will be furnished by the Company to the holder of this certificate upon written request and without charge.

6.
Dividends on Unvested Shares and Tax Matters. You agree that you will not file an election under Section 83(b) of the Code with respect to the Restricted Stock covered by this Agreement. In accordance with Internal Revenue Service (“IRS”) rules and regulations and assuming the Participant has not filed a timely election under Section 83(b) of the Code, the Company is treated as the owner for Federal income tax purposes of shares of Unvested Restricted Stock and all the dividends paid on the Participant’s Unvested Restricted Stock shall be classified as wages and included in the Participant’s Form W-2 in each of the respective years. In addition, a portion of each dividend on the Unvested Restricted Stock payable to the Participant will be remitted to the Company from the Company’s transfer agent to facilitate compliance with applicable tax withholding requirements or the Company may implement such other procedures as it deems appropriate to comply with tax withholding requirements. These monies will be remitted to the IRS on behalf of the Participant for various payroll taxes resulting from this portion of the dividend. The amount of the dividend paid on the Participant’s Vested Restricted Stock shall be reported as dividend income on Form 1099-DIV, which is prepared by and delivered to the Participant directly from the transfer agent. The total amount reported as wages on the Participant’s W-2 plus the amount reported as dividend income on the Participant’s 1099-DIV shall equal the total dividends paid to the Participant during the respective year.

Upon removal of the restrictions on the Unvested Restricted Stock, a taxable event will occur and the Participant will be responsible for payment of taxes due.

In the event that the Participant, in violation of the first sentence of this Section 6. files an election under Section 83(b) of the Code with respect to the shares of Unvested Restricted Stock covered by this Agreement, all such Unvested Restricted Stock shall, immediately prior to such filing and without notice, be forfeited by the Participant and the Participant shall have no rights with respect to such Unvested Restricted Stock as of and subsequent to the date of such filing.

7.
Corporate Event. In the event of the declaration of a spin-off, a stock split, a recapitalization, a merger or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities or other property (including money paid other than as a cash dividend) which are distributed with respect to Unvested Restricted Stock shall immediately be subject to the vesting and other restrictions of this Agreement to the same extent as the Unvested Restricted Stock to which such distributed property relates.

8.
Right to Continued Services. Nothing herein shall confer upon the Participant any right to continued employment by the Company or any subsidiaries or affiliates or to continued service as a Director or limit in any way the right of the Company or any subsidiary or affiliate at any time to terminate or alter the terms of that employment or services as a Director.

9.
Prior Agreements. This Agreement, the Performance Plan, the Severance Plan and the Employment Letter constitute the entire understanding between the Participant and the Company regarding this Stock Award. To the extent there is a conflict between the Severance Plan and this Agreement the terms of this Agreement shall control.

10.
Acceptance of Agreement. The shares of the Restricted Stock are granted subject to all of the applicable terms and provisions of the Performance Plan and this Agreement. The terms and provisions of the Performance Plan are incorporated by reference herein. The Participant accepts and agrees to be bound by all the terms and conditions hereof.

11.
Section 409A Compliance. To the fullest extent applicable, amounts and benefits payable under this Agreement are intended to be exempt from the definition of “nonqualified deferred compensation” under Section 409A of the Code in accordance with one or more of the exemptions available under Section 409A of the Code. To the extent that any such amount or benefit is or becomes subject to Section 409A of the Code due to a failure to qualify for an exemption from the definition of nonqualified deferred compensation, this Agreement is intended to comply with the applicable requirements of Section 409A of the Code with respect to such amounts or benefits. This Agreement shall be interpreted and administered to the extent possible in a manner consistent with the foregoing statement of intent.

Notwithstanding anything in this Agreement or elsewhere to the contrary, if the Participant is a Specified Employee (within the meaning of Section 409A(a)(2)(B)(i) of the Code, and as determined by the Company) on the date of termination of the Executive's employment and the Company reasonably determines that any amount or benefit payable under this Agreement payable due to the Participant’s separation from service, within the meaning of Section 409A(a)(2)(A)(i) of the Code (“Separation Date”), constitutes nonqualified deferred compensation that will subject the Participant to “additional tax” under Section 409A(a)(1)(B) of the Code (together with any interest or penalties imposed with respect to, or in connection with, such tax, a “409A Tax”) with respect to the payment of such amount or benefit if paid or provided at the time specified in this Agreement, then the payment provision thereof shall be postponed to the first business day following the six month anniversary of the Participant’s Separation Date or, if earlier, the date of the Participant’s death.

Executed as of the 30th day of November, 2023.

NNN REIT, Inc.

By: /s/ Betsy D. Holden

Name: Betsy D. Holden

Title: Chairperson of the Compensation Committee

I have read the Agreement and the Performance Plan and agree to the terms of this Stock Award, including, but not limited to, the vesting terms provided in Sections 3 and 7, and the provisions of Section 9. I acknowledge and accept that such vesting terms may be different than vesting terms described in my Employment Letter and the Severance Plan and that the vesting terms provided for in this Agreement shall control the Stock Award granted hereunder.

Participant:

By: /s/ Gina M. Steffens Lubno

Name: Gina M. Steffens Lubno